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                                                                      EXHIBIT 12

                       HUNTINGTON BANCSHARES INCORPORATED
                  QUARTERLY RATIOS OF EARNINGS TO FIXED CHARGES
                            (Unaudited and Restated)




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
                                                                 2003                           2002
                                                            -------------- -------------------------------------------------------
(in thousands of dollars)                                       FIRST        FOURTH      THIRD            SECOND       FIRST
-------------------------------------------------------------------------- -------------------------------------------------------
EARNINGS:

      Income before taxes                                       $ 122,360    $ 90,489   $ 116,067         $ 95,353   $ 220,796
      Add: Fixed charges, excluding interest on deposits           41,478      44,623      41,144           39,902      44,119
                                                                ----------  ----------  ----------       ---------   ----------
      Earnings available for fixed charges,
          excluding interest on deposits                          163,838     135,112     157,211          135,255     264,915
      Add: Interest on deposits                                    79,710      88,404      94,647           93,759     108,830
                                                                ----------  ----------  ----------       ---------   ----------
      Earnings available for fixed charges,
          including interest on deposits                        $ 243,548   $ 223,516   $ 251,858        $ 229,014   $ 373,745
                                                                ==========  ==========  ==========       =========   ==========


FIXED CHARGES:
      Interest expense, excluding
          interest on deposits                                  $  38,545   $  41,757   $  38,265        $  37,063   $  40,803
      Interest factor in net rental expense                         2,933       2,866       2,879            2,839       3,316
                                                                ----------  ----------  ----------       ---------   ----------
      Total fixed charges, excluding
          interest on deposits                                     41,478      44,623      41,144           39,902      44,119
      Add: Interest on deposits                                    79,710      88,404      94,647           93,759     108,830
                                                                ----------  ----------  ----------       ---------   ----------
      Total fixed charges, including
          interest on deposits                                  $ 121,188   $ 133,027   $ 135,791        $ 133,661   $ 152,949
                                                                ==========  ==========  ==========       =========   ==========
RATIO OF EARNINGS TO FIXED CHARGES
      Excluding  interest on deposits                                3.95 x      3.03 x      3.82 x           3.39 x      6.00 x
      Including interest on deposits                                 2.01 x      1.68 x      1.85 x           1.71 x      2.44 x
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